                                                                     Exhibit 2.1





                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               SANMINA CORPORATION

                        SUN ACQUISITION SUBSIDIARY, INC.

                                       AND

                                SCI SYSTEMS, INC.

                            DATED AS OF JULY 13, 2001

                                TABLE OF CONTENTS


                                                                                             Page
                                                                                             ----
ARTICLE I MERGER...............................................................................1
         1.1      The Merger...................................................................1
         1.2      Effective Time; Closing......................................................1
         1.3      Effect of the Merger.........................................................2
         1.4      Certificate of Incorporation; Bylaws.........................................2
         1.5      Directors and Officers.......................................................2
         1.6      Effect on Capital Stock......................................................2
         1.7      Surrender of Certificates....................................................3
         1.8      No Further Ownership Rights in Company Common Stock..........................5
         1.9      Lost, Stolen or Destroyed Certificates.......................................5
         1.10     Tax Consequences.............................................................6
         1.11     Taking of Necessary Action; Further Action...................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY...........................................6
         2.1      Organization and Qualification; Subsidiaries.................................6
         2.2      Certificates of Incorporation and Bylaws.....................................7
         2.3      Capitalization...............................................................7
         2.4      Authority Relative to this Agreement.........................................9
         2.5      No Conflict; Required Filings and Consents...................................9
         2.6      Compliance; Permits; Restrictions............................................10
         2.7      SEC Filings; Company Financial Statements....................................11
         2.8      No Undisclosed Liabilities...................................................11
         2.9      Absence of Certain Changes or Events.........................................11
         2.10     Absence of Litigation........................................................12
         2.11     Environmental Matters........................................................12
         2.12     Employee Matters and Benefit Plans...........................................13
         2.13     S-4; Proxy Statements........................................................17
         2.14     Restrictions on Business Activities..........................................18
         2.15     Title to Property; Condition of Equipment....................................18
         2.16     Taxes........................................................................19
         2.17     Brokers......................................................................21
         2.18     Intellectual Property........................................................21
         2.19     Agreements, Contracts and Commitments........................................21
         2.20     Insurance....................................................................22
         2.21     Opinion of Financial Advisor.................................................22
         2.22     Board Approval...............................................................22
         2.23     Vote Required................................................................22
         2.24     No Ownership of Parent Common Stock..........................................22
         2.25     State Takeover Statutes......................................................22
         2.26     Product Warranty.............................................................23
         2.27     Inventory....................................................................23


                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                               Page
                                                                                               ----
         2.28     Questionable Payments........................................................23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............................24
         3.1      Organization and Qualification; Subsidiaries.................................24
         3.2      Certificates of Incorporation and Bylaws.....................................25
         3.3      Capitalization...............................................................25
         3.4      Authority Relative to this Agreement.........................................27
         3.5      No Conflict..................................................................27
         3.6      Compliance; Permits; Restrictions............................................28
         3.7      SEC Filings; Financial Statements............................................28
         3.8      No Undisclosed Liabilities...................................................29
         3.9      Absence of Certain Changes or Events.........................................29
         3.10     Absence of Litigation........................................................29
         3.11     Environmental Matters........................................................29
         3.12     Employee Matters and Benefit Plans...........................................30
         3.13     S-4; Joint Proxy Statement/Prospectus........................................32
         3.14     Restrictions on Business Activities..........................................32
         3.15     Title to Property; Condition of Equipment....................................33
         3.16     Taxes........................................................................33
         3.17     Brokers......................................................................35
         3.18     Parent Intellectual Property.................................................35
         3.19     Agreements, Contracts and Commitments........................................35
         3.20     Insurance....................................................................36
         3.21     Opinion of Financial Advisor.................................................36
         3.22     Board Approval...............................................................36
         3.23     Vote Required................................................................36
         3.24     No Ownership of Company Common Stock.........................................36
         3.25     State Takeover Statutes......................................................37
         3.26     Product Warranty.............................................................37
         3.27     Inventory....................................................................37
         3.28     Questionable Payments........................................................37
         3.29     Interim Operations of Merger Sub.............................................37

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.................................................37
         4.1      Conduct of Business..........................................................37
         4.2      Conduct Affecting the Status of the Reorganization...........................40
         4.3      Parent Name..................................................................40

ARTICLE V ADDITIONAL AGREEMENTS................................................................40
         5.1      Joint Proxy Statement/Prospectus; S-4; Other Filings.........................40
         5.2      Meetings of Company Stockholders and Parent Stockholders.....................41

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                             Page
                                                                                             ----
         5.3      Non-Disclosure; Access to Information........................................43
         5.4      No Solicitation..............................................................44
         5.5      Public Disclosure............................................................45
         5.6      Reasonable Efforts; Notification.............................................46
         5.7      Third Party Consents.........................................................47
         5.8      Stock Options and Company ESPP...............................................47
         5.9      Form S-8.....................................................................48
         5.10     Indemnification..............................................................48
         5.11     NASDAQ Listing...............................................................49
         5.12     Company Affiliate Restrictions...............................................49
         5.13     Regulatory Filings; Reasonable Efforts.......................................49
         5.14     Company Representatives on Parent Board of Directors.........................49
         5.15     Rights Agreements............................................................50

ARTICLE VI CONDITIONS TO THE MERGER............................................................50
         6.1      Conditions to Obligations of Each Party to Effect the Merger.................50
         6.2      Additional Conditions to Obligations of Company..............................51
         6.3      Additional Conditions to the Obligations of Parent and Merger Sub............51

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..................................................52
         7.1      Termination..................................................................52
         7.2      Notice of Termination; Effect of Termination.................................54
         7.3      Fees and Expenses............................................................54
         7.4      Amendment....................................................................55
         7.5      Extension; Waiver............................................................56

ARTICLE VIII GENERAL PROVISIONS................................................................56
         8.1      Non-Survival of Representations and Warranties...............................56
         8.2      Notices......................................................................57
         8.3      Interpretation; Knowledge....................................................58
         8.4      Counterparts.................................................................58
         8.5      Entire Agreement; Third Party Beneficiaries..................................58
         8.6      Severability.................................................................58
         8.7      Other Remedies; Specific Performance.........................................58
         8.8      Governing Law................................................................58
         8.9      Rules of Construction........................................................59
         8.10     Assignment...................................................................59

                                TABLE OF CONTENTS
                                   (CONTINUED)



                                INDEX OF EXHIBITS

Exhibit A-1                         Form of Company Voting Agreement
Exhibit A-2                         Form of Parent Voting Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of July 13, 2001, among Sanmina Corporation, a Delaware corporation ("PARENT"), Sun Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB") and SCI Systems, Inc., a Delaware corporation ("COMPANY").

                                    RECITALS

         A. Whereas, the Board of Directors of each of Parent, Merger Sub and Company have determined that it is in the best interests of each corporation and their respective stockholders that the Company and Parent enter into a strategic business combination transaction by means of the merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger and declared the Merger advisable;

         B. Whereas, pursuant to the Merger, the outstanding shares of common stock of Company will be converted into shares of common stock of Parent at the rate set forth herein; and

         C. Whereas, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

         D. Whereas, concurrently with the execution of this Agreement, and as an inducement to Parent's and Company's willingness to enter into this Agreement, (i) certain affiliates of Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "COMPANY VOTING AGREEMENTS") and (ii) certain affiliates of Parent are entering into Voting Agreements substantially the form attached hereto as Exhibit A-2 (the "PARENT VOTING Agreements").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                     MERGER

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

         1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL" or "DELAWARE LAW") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as hereinafter defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Sun, Inc." The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation immediately following the Effective Time shall be the directors of Merger Sub, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Company immediately prior to the Effective Time, until their respective successors are duly appointed.

         1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

                  (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock, $0.10 par value per share, of Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive 1.36 (the "EXCHANGE RATIO") validly issued, fully paid and nonassessable shares of Common Stock, $0.01 par value per share, of Parent (the "PARENT COMMON STOCK") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                  (b) CANCELLATION OF PARENT-OWNED AND COMPANY-HELD STOCK. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (c) STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1994 Stock Incentive Plan, 2000 Stock Incentive Plan and Directors Deferred Compensation Plan (collectively, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.8 hereof. Rights outstanding under Company's Employee Stock Purchase Plan shall be treated as set forth in Section 5.8.

                  (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

                  (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (i) such fraction, by (ii) the average of the closing price of Parent Common Stock on the Nasdaq National Market ("NASDAQ") for the five trading days immediately preceding the trading day on which the Effective Time occurs.

         1.7 SURRENDER OF CERTIFICATES.

                  (a) Exchange Agent. Parent shall designate Wells Fargo Shareowner Services, the transfer agent for Parent's Common Stock, to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                  (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

                  (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and containing such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to
Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock that such holder has a right to receive pursuant to Section 1.6(a), payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends or other distributions, to evidence only the right to receive the number of full shares of Parent Common Stock issuable in exchange for such shares of Company Common Stock pursuant to Section 1.6(a) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

                  (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock issuable in exchange therefor until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

                  (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                  (g) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time: (i) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and all holders of Certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Company other than the rights expressly provided in this Agreement and (ii) there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Surviving Corporation and Parent, acting for and on behalf of the Company and Merger Sub, shall be fully authorized to take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter delivered by Company to Parent on or prior to the date of this Agreement and certified by a duly authorized officer of Company (the "COMPANY DISCLOSURE SCHEDULE"), as follows (it being understood that disclosure in one instance is sufficient for all purposes if the context thereof is reasonably evident and it being understood that disclosure of an item is not to be construed as an admission of any fact):

         2.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) Each of Company, its domestic subsidiaries and its foreign subsidiaries incorporated under the laws of Canada or Mexico (the "COMPANY DESIGNATED FOREIGN SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Company has delivered to Parent a complete and correct list of all of Company's direct and indirect subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and Company's equity interest therein. Each of Company, its domestic subsidiaries and each of the Company Designated Foreign Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals, variances, exemptions and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business and the business of its subsidiaries as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each of Company, its domestic subsidiaries and each of the Company Designated Foreign Subsidiaries is in compliance with the terms of the Approvals and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Company. Other than wholly owned subsidiaries, Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

                  (b) Each of the foreign subsidiaries of Company that are incorporated under the laws of countries other than Canada or Mexico (the "COMPANY OTHER FOREIGN SUBSIDIARIES") is, to the Company's knowledge, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company Other Foreign Subsidiaries is, to the Company's knowledge, is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business and the business of its subsidiaries as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3(b)) on Company. Each of the Company Other Foreign Subsidiaries is, to the Company's knowledge, in compliance with the terms of the Approvals and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Company.

         2.2 CERTIFICATES OF INCORPORATION AND BYLAWS. The Company has previously furnished to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws of Company, as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of Company and each of its subsidiaries are in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws or equivalent organizational documents, except for any violation which would not reasonably be expected to have a Material Adverse Effect on Company.

         2.3 CAPITALIZATION.

                  (a) The authorized capital stock of Company consists of 500,000,000 shares of Company Common Stock, $0.10 par value per share, and 500,000 shares of Preferred Stock, without par value ("COMPANY PREFERRED STOCK"). At the close of business on June 30, 2001:

                           (i) 147,024,974 shares of Company Common Stock were
issued and outstanding;

                           (ii) 884,045 shares of Company Common Stock were held
in treasury by Company or by subsidiaries of Company;

                           (iii) 9,037,200 shares of Company Common Stock were
reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Stock Option Plans;

                           (iv) 4,890,234 shares of Company Common Stock were
available for future grant under the Company Stock Option Plans;

                           (v) 500,000 shares of Company Common Stock were
reserved for issuance under the Company's United States and International Employee (Stock Purchase Plans (collectively, the "COMPANY ESPP") in the Purchase Period (as defined in the Company ESPP) ended June 30, 2001;

                           (vi) 500,000 shares of Company Common Stock were
available for future sale under the Company ESPP;

                           (vii) 10,225,858 shares of Company Common Stock were
reserved for issuance upon conversion of Company's 3% Convertible Subordinated Notes due 2007 (the "COMPANY CONVERTIBLE NOTES"); and

                           (viii) 146,990,574 shares of Company Common Stock
reserved for issuance upon exercise of the rights (the "COMPANY RIGHTS") distributed to holders of Company Common Stock pursuant to the Rights Agreement dated December 20, 2000 between Company and Mellon Investor Services LLC, as Rights Agent, the "COMPANY RIGHTS AGREEMENT").

                  (b) As of the date hereof, no shares of Company Preferred Stock are issued and outstanding.

                  (c) No change in such capitalization has occurred between June 30, 2001 and the date hereof except (x) the issuance of shares of Company
Common Stock pursuant to the exercise of outstanding options or warrants or (y) the cancellation of unvested options for Common Stock held by, or the repurchase of unvested shares of Common Stock from, directors, employees, consultants or other service providers of Company pursuant to the terms of their stock option, stock purchase or stock restriction agreements. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound.

                  (d) Except as set forth in Section 2.3 of the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Company or any of its subsidiaries that obligate Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant or other right, agreement, arrangement or commitment.

                  (e) All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

                  (f) There are no obligations, contingent or otherwise, of Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary, except the repurchase of unvested shares of Company Common Stock from directors, employees, consultants or other service providers of Company pursuant to the terms of their stock option, stock purchase or stock restriction agreements, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity.

                  (g) All of the outstanding shares of capital stock of each of Company's domestic direct or indirect subsidiaries and Designated Foreign Subsidiaries, and to Company's knowledge, of each of Company's direct or indirect Other Foreign Subsidiaries, are duly authorized, validly issued, fully paid and nonassessable and, except for de minimis numbers of shares of certain foreign subsidiaries required to be held by individuals to satisfy local law requirements (as indicated in the Company Disclosure Schedule), all such shares are owned by Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Company's voting rights, charges or other encumbrances of any nature whatsoever.

                  (h) The Company Disclosure Schedule lists for each person who held options or warrants to acquire shares of Company Common Stock as of June 30, 2001, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested as of June 30, 2001 for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any.

                  (i) Except as contemplated by this Agreement and the Company Rights Agreement, there are no registration rights and no voting trusts, proxies, shareholder rights plans, anti-takeover plans or other agreements or understandings to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

                  (j) The stockholders of Company will not be entitled to dissenters' rights under the DGCL or any other applicable state law in connection with the Merger.

         2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of Company of this Agreement and the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws (the "COMPANY STOCKHOLDER APPROVAL")). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms.

         2.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Certificate of

Incorporation, Bylaws or equivalent organizational documents of Company or any of its subsidiaries, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties are bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any such subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected. The Company Disclosure Schedule lists all material consents, waivers and approvals under any of Company's or any of its subsidiaries' material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

                  (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements (the "HSR APPROVAL") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of the New York Stock Exchange ("NYSE"), and the filing of the Certificate of Merger as required by the DGCL and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent consummation of the Merger or otherwise impair Company's ability to timely perform its obligations under this Agreement.

         2.6 COMPLIANCE; PERMITS; RESTRICTIONS. Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. No investigation by any governmental or regulatory body or authority is pending or, to the Company's knowledge, threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated in writing an intention to conduct the same.

         2.7 SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

                  (a) Company has made available to Parent a correct and complete copy of each material form, report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since July 1, 1999 (the "COMPANY SEC REPORTS"), which are all the material forms, reports and documents required to be filed by Company with the SEC since July 1, 1999. The Company SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing,
(i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by Form 10-Q or Form 10-K under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as of the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain all footnotes and were or are subject to year-end adjustments. The balance sheet of Company at March 25, 2001 (the "Company Balance Sheet Date") contained in Company SEC Reports is hereinafter referred to as the "COMPANY BALANCE SHEET."

                  (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

         2.8 NO UNDISCLOSED LIABILITIES. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company Balance Sheet, (ii) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practices, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company or (iii) banking, accounting, legal and printing fees and expenses associated with the Merger.

         2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on the Company Disclosure Schedule, since the Company Balance Sheet Date, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or issuances of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any material increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any material bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

         2.10 ABSENCE OF LITIGATION. Section 2.10 of the Company Disclosure Schedule lists all material claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

         2.11 ENVIRONMENTAL MATTERS. (a) Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "ENVIRONMENTAL LAWS" shall mean all applicable
and enforceable laws, directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Occupational Safety and Health Act, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, all as amended to date and any jurisdiction relating to Hazardous Materials or Hazardous Materials Activity;

                           (ii) "ENVIRONMENTAL PERMITS" shall mean all permits,
licenses, registrations, clearances, consents, approvals and other authorizations that are required for the operation of the business of the Company and its subsidiaries under Environmental Laws;

                           (iii) "HAZARDOUS MATERIALS" shall mean any material
or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental

Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment; and

                           (iv) "HAZARDOUS MATERIALS ACTIVITY" shall mean the
transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances.

                  (b) The Company and its subsidiaries have obtained all applicable Environmental Permits and are and have been in compliance in all material respects with such Environmental Permits and any conditions placed thereon, except to the extent that the failure to obtain or comply with Environmental Permits could not reasonably be expected to have a Material Adverse Effect on Company.

                  (c) The Company and its subsidiaries have not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Company or any of its subsidiaries, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any material liability or material clean-up obligation of any kind or nature to the Company or any of its subsidiaries.

                  (d) No Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by the Company or its subsidiaries so as to give rise to any material liability or material clean-up obligation under any Environmental Laws.

         2.12 EMPLOYEE MATTERS AND BENEFIT PLANS.

                  (a) DEFINITIONS. With the exception of the definition of Affiliate set forth in Section 2.12(a)(i) below (such definition shall only apply to this Section 2.12 and Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "AFFILIATE" shall mean any other person or entity
under common control with Company or Parent, as the case may be, within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

                           (ii) "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                           (iii) "COMPANY EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA (as defined below) which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee (as defined below), or with respect to which Company or any Affiliate has or may have any liability or obligation;

                           (iv) "DOL" shall mean the United States Department of
Labor;

                           (v) "EMPLOYEE" shall mean any current, former, or
retired employee, officer, or director of Parent, Company or any Affiliate;

                           (vi) "EMPLOYEE AGREEMENT" shall refer to each
management, employment, severance, consulting or similar agreement between Company or any Affiliate and any Employee of Company;

                           (vii) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (viii) "FMLA" shall mean the Family Medical Leave Act
of 1993, as amended;

                           (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each
Company Employee Plan or Parent Employee Plan(as such term is defined in Section 3.12), as the case may be, that has been adopted or maintained by Parent, Company or any Affiliate, or with respect to which Parent, Company or any Affiliate will have any liability, for the benefit of Employees who perform services outside the United States;

                           (x) "IRS" shall mean the United States Internal
Revenue Service;

                           (xi) "MULTIEMPLOYER PLAN" shall mean any "PENSION
PLAN" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

                           (xii) "PENSION PLAN" shall refer to each Company
Employee Plan or Parent Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  (b) The Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, International Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan or Employee Agreement, to modify any Company Employee Plan, International Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan, International Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement or as required to maintain tax qualification), or to adopt or enter into any Company Employee Plan, International Employee Plan or Employee Agreement nor does it have any intention or commitment to do any of the foregoing.

                  (c) Documents. Company has provided to Parent correct and complete copies of: (i) all material documents embodying each Company Employee Plan, International Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all agreements and contracts relating to each Company Employee Plan, International Employee Plan and Employee Agreement, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts, if any; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all material correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all material COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) discrimination tests for each Company Employee Plan for the three (3) most recent plan years; and (xiii) all registration statements, annual reports (Form 10-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                  (d) EMPLOYEE PLAN COMPLIANCE. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party with respect to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification and/or advisory letter, as applicable, from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has a remaining period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction" within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) except as disclosed on the Company Disclosure Schedule each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Company, Parent or any of its Affiliates (other than ordinary administration expenses);
(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                  (e) PENSION PLANS. Except as disclosed on the Company Disclosure Schedule, neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan, which is subject to Title IV of ERISA or Section 412 of the Code.

                  (f) COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE EMPLOYER PLANS. Neither Company nor any Affiliate contributes to or is obligated to contribute to any Multiemployer Plan. Neither Company nor any Affiliate has established or maintains, sponsors, participates in or contributes to any multiple employer plans, or to any plan described in Section 413 of the Code.

                  (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth on the Company Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

                  (h) HEALTH CARE COMPLIANCE. Neither Company nor any Affiliate has, prior to the Effective Time, in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996 or any amendment to each such act or any similar provisions of state law applicable to its Employees.

                  (i) EFFECT OF TRANSACTION.

                           (i) The execution of this Agreement and the
consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii) No payment, compensation or benefit which will
or may be made by Parent, Company or their respective Affiliates with respect to any Employee or any other "disqualified individual" in connection with the consummation of the transaction contemplated hereby will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code as a result of the Merger or the other transactions contemplated by this Agreement.

                  (j) EMPLOYMENT MATTERS. The Company Disclosure Schedule lists all current officers and directors of Company. The Company, each of its domestic subsidiaries, each Company Designated Foreign Subsidiary and, to the Company's knowledge, each Company Other Foreign Subsidiary (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees (including any immigration laws with respect to the same); (ii) has withheld and reported all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees;

(iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or threatened in writing claims or actions against Company under any workers compensation policy or long-term disability policy. Each person who is acting or has acted as a consultant to Company is acting or has acted as an "independent contractor" and could not, based on the facts and circumstances of his or her consultancy, reasonably be deemed to be or have been "employed" with Company. The Company Disclosure Schedule also sets forth all outstanding offers of employment by the Company, whether written or oral, made to any prospective executive or managerial-level employee, which offer has not been rejected by the offeree.

                  (k) LABOR. Except as set forth in the Company Disclosure Schedule, no work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, except for such action, suits, claims, labor disputes or grievances which, if adversely determined, would not, individually or in the aggregate, result in any Material Adverse Effect on Company. Company and its subsidiaries have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

                  (l) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan of the Company or of one of the Company's foreign subsidiaries has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan, and no such International Employee Plan has any material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.

                  (m) NO INTERFERENCE OR CONFLICT. To the knowledge of Company, no stockholder, officer, employee or consultant of Company is obligated under any contract or agreement subject to any judgement, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of Company or that would interfere with Company's business, except for any interference that would not give rise to a Material Adverse Effect on the Company.

         2.13 S-4; PROXY STATEMENTS. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint

Proxy Statement/Prospectus (the "JOINT PROXY STATEMENT/PROSPECTUS") to be filed with the SEC by Company and Parent pursuant to Section 5.1 hereof will, at the dates mailed to the stockholders of Company, at the times of the stockholder meeting of Company (the "COMPANY STOCKHOLDERS' MEETING") and the stockholders of the Parent (the "PARENT STOCKHOLDERS' MEETING") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which in the opinion of Company's counsel is required to be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding any statement by the Parent and Merger Sub in this Agreement, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub, which is contained in any of the foregoing documents.

         2.14 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

         2.15 TITLE TO PROPERTY; CONDITION OF EQUIPMENT.

                  (a) Company has good and marketable fee simple title to all real property owned by the Company ("OWNED REAL PROPERTY"). There are no parties in possession of any portion of the Owned Real Property as lessees, sublessees, assignees, tenants at sufferance or trespassers and there are no leases, subleases, assignments, or operating agreements applicable to or affecting the Owned Real Property.

                  (b) All leases or other occupancy agreements for the material real property leased or otherwise occupied by the Company ("LEASED REAL PROPERTY") afford Company peaceful and undisturbed possession of the Leased Real Property. All leases for the Leased Real Property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or other occupancy agreements, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default).

                  (c) All of the improvements to the Owned Real Property and all of the plants and structures of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects, ordinary wear and tear excepted. To its knowledge, Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of the Owned Real Property or the Leased Real Property except where such violation would not give rise to a Material Adverse Effect, and Company has not received any notice of such violation. Company has good and marketable title to all of its assets (including real property) used in its business or as shown on the Company Balance Sheet, free and clear of all mortgages, liens, charges, encumbrances or restrictions

(other than for Permitted Liens, as defined below), other than such assets as were sold in the ordinary course of Company's business since the Company Balance Sheet Date or which are subject to capitalized leases. "PERMITTED LIENS" means any lien, mortgage, encumbrance or restriction which is (i) set forth on
Schedule 2.15 of the Company Disclosure Schedule or the Parent Disclosure Schedule or (ii) reflected in the Company financial statements and is not in excess of $1,000,000 and which does not materially detract from the value or materially interfere with the use, as currently utilized, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon.

                  (d) The material machinery and equipment (the "EQUIPMENT") owned or leased by Company is (i) suitable for the uses to which it is currently employed; (ii) in good operating condition (except for ordinary wear and tear); and (iii) regularly and properly maintained in all material respects.

         2.16 TAXES.

                  (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) TAX RETURNS AND AUDITS

                           (i) Company and each of its subsidiaries (to the
extent any such subsidiaries are required to file tax returns on a basis other than as part of a consolidated group with Company) have timely filed (taking into account applicable extensions) all material federal and state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of such subsidiaries with any Tax authority and such Returns, when filed, were true and correct in all material respects.

                           (ii) There is no material Tax deficiency outstanding
which has been proposed or assessed in writing against Company or any of its subsidiaries.

                           (iii) To the Company's knowledge, no audit or other
examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress. Neither Company nor any of its subsidiaries has been notified of any request for such an audit or other examination, except for any audit or other examination that would not be expected to have a Material Adverse Effect on Company.

                           (iv) No adjustment relating to any Returns filed by
Company or any of its subsidiaries has been proposed in writing by any Tax authority to Company or any of its subsidiaries or any representative thereof, except for any adjustment that would not be expected to have a Material Adverse Effect on Company.

                           (v) Neither Company nor any of its subsidiaries has
any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course of business.

                           (vi) There is no contract, agreement, plan or
arrangement to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code as a result of the Merger and the other transactions contemplated hereby.

                           (vii) Neither Company nor any of its subsidiaries has
filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

                           (viii) Neither Company nor any of its subsidiaries is
party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement with an unaffiliated third party.

                           (ix) Company and its subsidiaries have not been and
will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                           (x) None of Company's or its subsidiaries' assets are
tax exempt use property within the meaning of Section 168(h) of the Code.

                           (xi) The Company Disclosure Schedule lists (A) any
material foreign Tax holidays, (B) any material intercompany transfer pricing agreements, or other arrangements that have been established by Company or any of its subsidiaries with any Tax authority and (C) any material expatriate programs or policies affecting Company or any of its subsidiaries.

                           (xii) Neither the Company nor any of its subsidiaries
was either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under section 355 of the Code that (x) occurred within two years before the date of this Agreement or (y) could otherwise constitute part of "plan or series of transactions" (within the meaning of section 355(e) of the Code) that includes the Merger.

                           (xiii) None of the Company and its subsidiaries (A)
has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
(B) has any material liability for the Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                           (xiv) the Company is not, and has not been at any
time, a "United States real property holding corporation" within the meaning of
Section 897(c) of the Code.

         2.17 BROKERS. Except for fees payable to Goldman, Sachs & Co. (the "COMPANY FINANCIAL ADVISOR"), pursuant to an engagement letter dated May 1, 2001, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

         2.18 INTELLECTUAL PROPERTY. The Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "INTELLECTUAL PROPERTY RIGHTS") which are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Except as set forth on the Company Disclosure Schedule, no claims are pending or, to the knowledge of the Company, threatened in writing that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except for claims which, if determined adversely to the Company, would not have a Material Adverse Effect on the Company. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right except where such infringement has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights which are material to the conduct of the business of the Company and its subsidiaries taken as a whole.

         2.19 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth on the Company Disclosure Schedule, neither Company nor any of its subsidiaries is a party to or is bound by:


                  (a) any employment or consulting agreement, contract or commitment with any executive officer, director or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice and which do so with no express (whether by contract or by policy) liability or financial obligation to Company;

                  (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan (except for those described in Section 2.3 of the Company Disclosure Schedule), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (c) any agreement of indemnification or any guaranty currently in force other than any agreement of indemnification entered into in connection with the sale or license or distribution or marketing of products or services in the ordinary course of business;

                  (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of Company or any of its subsidiaries to engage in any line of business;

                  (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

         Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Schedule pursuant to this Section 2.19 (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

         2.20 INSURANCE. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds other than customary reservation of rights notices issued by such insurers.

         2.21 OPINION OF FINANCIAL ADVISOR. Company has received a written opinion from the Company Financial Advisor to the effect that as of the date hereof, the Exchange Ratio is fair to the stockholders of Company from a financial point of view.

         2.22 BOARD APPROVAL. The Board of Directors of Company has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Company approve this Agreement and the Merger.

         2.23 VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

         2.24 NO OWNERSHIP OF PARENT COMMON STOCK. As of the date hereof, Company does not own, beneficially or of record, any shares of Parent Common Stock other than ownership, if any, held by Company Employee Plan or Pension Plan.

         2.25 STATE TAKEOVER STATUTES. The Board of Directors of Company has approved the Merger, this Agreement and the Company Voting Agreement, and has taken such additional action, if any, as may be necessary to render inapplicable to the Merger, this Agreement and the Company

Voting Agreement and the transactions contemplated hereby and thereby, any applicable state takeover statute or similar law or regulation including "control share," "fair price," "business combination" or other anti-takeover laws and regulations of any state including Section 203 of the DGCL.

         2.26 PRODUCT WARRANTY. Since January 1, 1999, each product manufactured, sold, leased or delivered by Company has complied in all material respects with all applicable standard contractual commitments and all express and implied warranties, and there is no present action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand pending for any replacement or repair thereof or other damages in connection therewith which if determined adversely to the Company would have a Material Adverse Effect. No product manufactured, sold, leased or delivered by Company is subject to any warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

         2.27 INVENTORY. Except as set forth on the Company Disclosure Schedule, the parts and materials in the inventory of Company, the value of which is reflected in the Company Balance Sheet, and thereafter acquired by Company (the "INVENTORY") was acquired and maintained through an acquisition transaction or in the ordinary course of business of Company and except for those parts or materials for which a reserve is reflected on the Company Balance Sheet, is of such quality as to be usable or salable in the ordinary course of Company's business. Since the date of the Company Balance Sheet, Company has continued to replenish inventories in the ordinary course of business consistent with past practices. All items included in the Inventory are owned by Company, free and clear of all liens and encumbrances (except Permitted Liens), except for inventory sold by Company in the ordinary course of business subsequent to the date of the Company Balance Sheet. Company is not under any liability or obligation with respect to the return of Inventory in the possession of any customer other than return of Inventory used in noncompliant products.

         2.28 QUESTIONABLE PAYMENTS. The Company has not nor has, to its knowledge, any director, officer or other employee of the Company: (i) made any payments or provided services or other favors in the United States or any foreign country in order to obtain preferential treatment or consideration by any Government Entity with respect to any aspect of the Company's business; or
(ii) made any political contributions that would not be lawful under the laws of the United States (including the Foreign Corrupt Practices Act) or the foreign country in which such payments were made.

                                  ARTICILE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter delivered by Parent and Merger Sub to Company on or prior to the date of this Agreement and certified by a duly authorized officer of Parent and Merger Sub (the "PARENT DISCLOSURE SCHEDULE"), as follows (it being understood that disclosure in one instance is sufficient for all purposes if the context thereof is reasonably evident and it being understood that disclosure of an item is not to be construed as an admission of any fact):

         3.1 Organization and Qualification; Subsidiaries.

                  (a) Each of Parent, its domestic subsidiaries and its foreign subsidiaries incorporated under the laws of Canada or Sweden (the "PARENT DESIGNATED FOREIGN SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent has delivered to Company a complete and correct list of all of Parent's direct and indirect subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and Parent's equity interest therein. Each of Parent, its domestic subsidiaries and each of the Parent Designated Foreign Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business and the business of its subsidiaries as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent, its domestic subsidiaries and each of the Parent Designated Foreign Subsidiaries is in compliance with the terms of the Approvals and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Other than wholly owned subsidiaries, Parent does not directly or indirectly own any material equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

                  (b) Each of the foreign subsidiaries of Parent that are incorporated under the laws of countries other than Canada or Sweden (the "PARENT OTHER FOREIGN SUBSIDIARIES") is, to the Parent's knowledge, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Parent Other Foreign Subsidiaries is, to the Parent's knowledge, is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business and the business of its subsidiaries as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of the Parent Other Foreign Subsidiaries is, to the Parent's knowledge, in compliance with the terms of the Approvals and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

         3.2 CERTIFICATES OF INCORPORATION AND BYLAWS. Parent has previously furnished to Company a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date, and Merger Sub has previously furnished to Company a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation or Certificate of Incorporation, as the case may be, and Bylaws are in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of their Certificate of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws or equivalent organizational documents, except for any violation which would not reasonably be expected to have a Material Adverse Effect on the Company.

         3.3 CAPITALIZATION.

                  (a) The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock, $0.01 par value per share, and 5,000,000 shares of Preferred Stock, $0.01 par value per share ("PARENT PREFERRED STOCK"), of which 1,000,000 shares have been designated Series A Preferred Stock in connection with the Rights Agreement (as defined in Section 3.3(h) below). At the close of business on June 30, 2001:

                           (i) 320,528,259 shares of Parent Common Stock were
issued and outstanding;

                           (ii) no shares of Parent Common Stock were held in
treasury by Parent or by subsidiaries of Parent;

                           (iii) 32,118,590 shares of Parent Common Stock were
reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock under the Parent's 1990 Stock Option Plan, 1999 Stock Option Plan, 1995 Director Stock Option Plan and 1996 Supplemental Stock Option Plan (collectively, the "PARENT OPTION PLANS");

                           (iv) 24,386,228 shares of Parent Common Stock were
available for future grant under the Parent Option Plans;

                           (v) 1,674,092 shares of Parent Common Stock were
reserved for issuance under the Parent's 1993 Employee Stock Purchase Plan (the "PARENT ESPP"); and

                           (vi) 15,789,236 shares of Parent Common Stock were
reserved for issuance upon conversion of Parent's 4.25% Convertible Subordinated Notes due 2004 and 10,761,116 shares of Parent Common Stock were reserved for issuance upon conversion of Parent's 4% Zero Coupon Notes due 2020 (collectively, the "PARENT CONVERTIBLE NOTES");

                           (vii) 382,076 shares of Parent Common Stock were
reserved for issuance upon conversion of certain convertible subordinated notes issued by predecessor companies acquired by Parent; and

                           (viii) 1,000,000 shares have been designated Series A
Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "PARENT RIGHTS") distributed to holders of Parent Common Stock pursuant to a Preferred Stock Rights Agreement dated May 17, 2001 between Parent and Wells Fargo Bank Minnesota, N.A., as Rights Agent (the "PARENT RIGHTS AGREEMENT").

                  (b) As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding.

                  (c) No change in such capitalization has occurred between June 30, 2001 and the date hereof except (x) the issuance of shares of Parent Common Stock pursuant to the exercise of outstanding options or (y) the cancellation of unvested options for Common Stock held by, or the repurchase of unvested shares of Common Stock from, directors, employees, consultants or other service providers of Parent pursuant to the terms of their stock option, stock purchase or stock restriction agreements. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.

                  (d) Except as set forth in this Section 3.3 or in Section 3.3(d) of the Patent Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries that obligate Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant or other right, agreement, arrangement or commitment.

                  (e) All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

                  (f) There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary, except to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity.

                  (g) All of the outstanding shares of capital stock of each of Parent's domestic direct or indirect subsidiaries and Designated Parent Foreign Subsidiaries, and to Parent's knowledge, of each of Parent's direct or indirect Other Parent Foreign Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except for de minimis numbers of shares of certain foreign subsidiaries required to be held by individuals to satisfy local law requirements (as indicated in the Parent Disclosure Schedule) all such shares are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

                  (h) Except as contemplated by this Agreement, the Parent Rights Agreement and Section 3.3 of the Parent Disclosure Schedule, there are no registration rights and, to the knowledge of Parent, there are no voting trusts, proxies, rights plans, anti-takeover plans or other agreements or understandings to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

                  (i) The Parent Common Stock to be issued pursuant to the Merger has been duly authorized and will, when issued in accordance with this Agreement be validly issued, fully paid, and nonassessable and will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 under the Securities Act.

         3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated, subject only to (i) the approval of the issuance of the parent Common Stock in connection with the Merger by the stockholders of the Parent (the "PARENT STOCKHOLDERS' APPROVAL") and (ii) the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

         3.5 NO CONFLICT.

                  (a) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries, (ii) subject to obtaining the Parent Stockholder Approval and compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected.

                  (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing of the Certificate of Merger as required by the DGCL and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent consummation of the Merger or otherwise impair Parent's ability to timely perform its obligations under this Agreement.

         3.6 COMPLIANCE; PERMITS; RESTRICTIONS. Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, no investigation by any governmental or regulatory body or authority is pending or threatened against Parent or its subsidiaries, nor has any governmental or regulatory body or authority indicated in writing an intention to conduct the same.

         3.7 SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after October 1, 1999 (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since October 1, 1999 and prior to the date of this Agreement. The Parent SEC Reports (A) complied as to Form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii)was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or as may be permitted by Form 10-Q or Form 10-K of the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. For purposes of this Agreement, the Parent balance sheet as of March 31, 2001 (the "Parent Balance Sheet Date") as set forth in the Parent's Form 10-Q for the quarter ended March 31, 2001 shall be referred to as the "PARENT BALANCE SHEET."

                  (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

         3.8 NO UNDISCLOSED LIABILITIES. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent Balance Sheet or the notes thereto, (ii) liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business consistent with past practices, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or (iii) banking, accounting, legal and printing fees and expenses associated with the Merger.

         3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Parent Balance Sheet Date, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Parent other than in the ordinary course of business.

         3.10 ABSENCE OF LITIGATION. Section 3.10 of the Parent Disclosure Schedule lists all material claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

         3.11 ENVIRONMENTAL MATTERS. (i) The Parent and its subsidiaries have obtained all applicable Environmental Permits and are and have been in compliance in all material respects with such Environmental Permits and any conditions placed thereon except to the extent that the failure to obtain or comply with Environmental Permits could not reasonably be expected to have a Material Adverse Effect on Parent.

                  (b) The Parent and its subsidiaries have not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by the Parent or any of its subsidiaries, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any material liability or material clean-up obligation of any kind or nature to the Parent or any of its subsidiaries.

                  (c) No Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by the Parent or its subsidiaries so as to give rise to any material liability or material clean-up obligation under any Environmental Laws.

         3.12 EMPLOYEE MATTERS AND BENEFIT PLANS.

                  (a) DEFINITIONS. The following terms shall have the meanings set forth below:

                           (i) "PARENT EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee of Parent, or with respect to which Parent or any Affiliate has or may have any liability or obligation;

                           (ii) "PARENT EMPLOYEE AGREEMENT" shall refer to each
each management, employment, severance or consulting or similar agreement between Parent or any Affiliate and any Employee of Parent;

                  (b) EMPLOYEE PLAN COMPLIANCE. (i) The Parent has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party with respect to each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification and/or advisory letter, as applicable, from the IRS with respect to each such Parent Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has a remaining period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Parent Employee Plan; (iii) no "prohibited transaction" within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent or any Affiliates, threatened by the IRS or DOL with respect to any Parent Employee Plan; and (vi) neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                  (c) PENSION PLANS. Neither Parent nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan, which is subject to Title IV of ERISA or Section 412 of the Code.

                  (d) COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE EMPLOYER PLANS. Neither Parent nor any Affiliate contributes to or is obligated to contribute to any Multiemployer Plan. Neither Parent nor any Affiliate has established or maintains, sponsors, participates in or contributes to any multiple employer plans, or to any plan described in Section 413 of the Code.

                  (e) HEALTH CARE COMPLIANCE. Neither Parent nor any Affiliate has, prior to the Effective Time, in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996 or any amendment to each such act or any similar provisions of state law applicable to its Employees.

                  (f) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee of Parent.

                  (g) EMPLOYMENT MATTERS. The Parent Disclosure Schedule lists all current officers and directors of Parent. Parent, each of its domestic subsidiaries, each Designated Parent Foreign Subsidiary and, to Parent's knowledge, each Other Parent Foreign Subsidiary (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees (including any immigration laws with respect to the same); (ii) has withheld and reported all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or threatened in writing claims or actions against Parent under any workers compensation policy or long-term disability policy. The Parent Disclosure Schedule also sets forth all outstanding offers of employment by Parent, whether written or oral, made to any prospective executive officer of Parent, which offer has not been rejected by the offeree.

                  (h) LABOR. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any of its Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened relating to any labor, safety or discrimination matters involving any of its Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, except for such action, suits, claims, labor disputes or grievances which, if adversely determined, would not, individually or in the aggregate, result in any Material Adverse Effect on Parent. Parent and its subsidiaries have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its Employees and no collective bargaining agreement is being negotiated by Parent.

                  (i) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan of the Parent or of one of Parent's foreign subsidiaries has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan, and no such International Employee Plan has any material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued.

                  (j) NO INTERFERENCE OR CONFLICT. To the knowledge of Parent, no stockholder, officer, employee or consultant of Parent is obligated under any contract or agreement subject to any judgement, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of Parent or that would interfere with Parent's business, except for any interference that would not give rise to a Material Adverse Effect on Parent.

         3.13 S-4; JOINT PROXY STATEMENT/PROSPECTUS. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will not, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Parent, at the time of the Parent Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which in the opinion of Parent's counsel is required to be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding any statement by the Parent and Merger Sub in this Agreement, Parent makes no representation or warranty with respect to any information supplied by Company that is contained in any of the foregoing documents.

         3.14 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted.

         3.15 TITLE TO PROPERTY; CONDITION OF EQUIPMENT.

                  (c) Parent has good and marketable fee simple title to all real property owned by the Parent ("PARENT OWNED REAL PROPERTY"). There are no parties in possession of any portion of the Parent Owned Real Property as lessees, sublessees, assignees, tenants at sufferance or trespassers and there are no leases, subleases, assignments, or operating agreements applicable to or affecting the Parent Owned Real Property.

                  (b) All leases or other occupancy agreements for the material real property leased or otherwise occupied by Parent ("PARENT LEASED REAL PROPERTY") afford Parent peaceful and undisturbed possession of the Parent Leased Real Property. All leases for the Parent Leased Real Property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or other occupancy agreements, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default).

                  (c) All of the improvements to the Parent Owned Real Property and all of the plants and structures of Parent and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects, ordinary wear and tear excepted. To its knowledge, Parent is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of the Parent Owned Real Property or the Parent Leased Real Property except where such violation would not give rise to a Material Adverse Effect, and Parent has not received any notice of such violation. Parent has good and marketable title to all of its assets (including real property) used in its business or as shown on the Parent Balance Sheet, free and clear of all mortgages, liens, charges, encumbrances or restrictions (other than for Permitted Liens, as defined below), other than such assets as were sold in the ordinary course of Parent's business since the Parent Balance Sheet Date or which are subject to capitalized leases.

                  (d) The Equipment owned or leased by Parent is (i) suitable for the uses to which it is currently employed; (ii) in good operating condition (except for ordinary wear and tear); and (iii) regularly and properly maintained in all material respects.

         3.16 TAXES.

                  (a) TAX RETURNS AND AUDITS.

                           (i) Parent and each of its subsidiaries (to the
extent any such subsidiaries are required to file tax returns on a basis other than as part of a consolidated group with Parent) have timely filed (taking into account applicable extensions) all material Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority and such Returns, when filed, were true and correct in all material respects.

                           (ii) There is no Tax deficiency outstanding which has
been proposed or assessed in writing against Parent or any of its subsidiaries.

                           (iii) To Parent's knowledge, no audit or other
examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress. Neither Parent nor any of its subsidiaries has been notified of any request for such an audit or other examination, except for any audit or examination that would not be expected to have a Material Adverse Effect on Parent.

                           (iv) No adjustment relating to any Returns filed by
Parent or any of its subsidiaries has been proposed in writing by any Tax authority to Parent or any of its subsidiaries or any representative thereof, except for any adjustment that would not be expected to have a Material Adverse Effect on Parent.

                           (v) Neither Parent nor any of its subsidiaries has
any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course of business.

                           (vi) There is no contract, agreement, plan or
arrangement to which Parent is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code as a result of the Merger or the other transactions contemplated hereby.

                           (vii) Neither Parent nor any of its subsidiaries has
filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

                           (viii) Neither Parent nor any of its subsidiaries is
party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement with any unaffiliated party.

                           (ix) Parent and its subsidiaries have not been and
will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                           (x) None of Parent's or its subsidiaries' assets are
tax exempt use property within the meaning of Section 168(h) of the Code.

                           (xi) The Parent Disclosure Schedule lists (A) any
material foreign Tax holidays, (B) any material intercompany transfer pricing agreements, or other arrangements that have been established by Parent or any of its subsidiaries with any Tax authority and (C) any material expatriate programs or policies affecting Parent or any of its subsidiaries.

                           (xii) Neither the Parent nor any of its subsidiaries
was either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under section 355 of the Code that (x) occurred within two years before the date of this Agreement or (y) could otherwise constitute part of "plan or series of transactions" (within the meaning of section 355(e) of the Code) that includes the Merger.

                           (xiii) None of Parent and its subsidiaries (A) has
been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent and its subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                           (xiv) Parent is not, and has not been at any time, a
"United States real property holding corporation" within the meaning of Section 897(c) of the Code.

         3.17 BROKERS. Except for fees payable to Merrill Lynch, Pierce, Fenner & Smith Inc. (the "PARENT FINANCIAL ADVISOR") pursuant to an engagement letter dated May 30, 2001, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

         3.18 PARENT INTELLECTUAL PROPERTY. The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent and its subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Parent, threatened in writing that Parent or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except for claims which, if determined adversely to Parent, would not have a Material Adverse Effect on Parent. To the knowledge of the Parent, no person is infringing the rights of the Parent or any of its subsidiaries with respect to any Intellectual Property Right except where such infringement has not had, and could not reasonably be expected to have, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights which are material to the conduct of the business of Parent and its subsidiaries taken as a whole.

         3.19 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither Parent nor any of its subsidiaries is a party to or is bound by:

                           (i) any employment or consulting agreement, contract
or commitment with any executive officer, director or member of Parent's Board of Directors, other than those that are terminable by Parent or any of its subsidiaries on no more than thirty days notice and which do so with no express (whether by contract or by policy) liability or financial obligation to Parent;

                           (ii) any agreement or plan, including, without
limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                           (iii) any agreement of indemnification or any
guaranty currently in force other than any agreement of indemnification entered into in connection with the sale or license or distribution or marketing of products or services in the ordinary course of business;

                           (iv) any agreement, contract or commitment containing
any covenant limiting in any material respect the right of Parent or any of its subsidiaries to engage in any line of business;

                           (v) any agreement, contract or commitment currently
in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Parent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Parent's subsidiaries;

         Neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Parent Disclosure Schedule pursuant to this Section 3.19 (any such agreement, contract or commitment, a "PARENT CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

         3.20 INSURANCE. Parent maintains Insurance Policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Parent and its subsidiaries. There is no material claim by Parent or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds other than customary reservations of rights notices issued by the insurers.

         3.21 OPINION OF FINANCIAL ADVISOR. Parent has received a written opinion from Parent Financial Advisor to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

         3.22 BOARD APPROVAL. The Board of Directors of Parent has, as of the date hereof, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders, (iii) has approved this Agreement and the Merger and (iv) has determined to recommend that the stockholders of Parent vote in favor of this Agreement and the Merger.

         3.23 VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of Parent Common Stock present at the Parent Stockholders' Meeting at which a quorum is present is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Share Issuance.

         3.24 NO OWNERSHIP OF COMPANY COMMON STOCK. As of the date hereof, Parent does not own, beneficially or of record, any shares of Company Common Stock other than ownership, if any, held by any Parent Employee Plan.

         3.25 STATE TAKEOVER STATUTES. The Board of Directors of Parent has approved the Merger, this Agreement and the Parent Voting Agreement, and has taken such action, if any, as may be necessary to render inapplicable to the Merger, this Agreement and the Parent Voting Agreement and the transactions contemplated hereby and thereby, any applicable state takeover statute or similar law or regulation including "control share," "fair price," "business combination" or other anti-takeover laws and regulations of any state including
Section 203 of the DGCL.

         3.26 PRODUCT WARRANTY. Since January 1, 1999, each product manufactured, sold, leased or delivered by Parent has complied in all material respects with all applicable standard contractual commitments and all express and implied warranties, and there is no present action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand pending for any replacement or repair thereof or other damages in connection therewith which if determined adversely to Parent would have a Material Adverse Effect. No product manufactured, sold, leased or delivered by Parent is subject to any warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

         3.27 INVENTORY. The parts and materials in the inventory of Parent, the value of which is reflected in the Parent Balance Sheet, and thereafter acquired by Parent (the "INVENTORY") was acquired and maintained in an acquisition transaction or in the ordinary course of business of Parent and except for those parts or materials for which a reserve is reflected on the Parent Balance Sheet, is of such quality as to be usable or salable in the ordinary course of Parent's business. Since the date of the Parent Balance Sheet, Parent has continued to replenish inventories in the ordinary course of business consistent with past practices. All items included in the Inventory are owned by Parent, free and clear of all liens and encumbrances (except Permitted Liens), except for inventory sold by Parent in the ordinary course of business subsequent to the date of the Parent Balance Sheet. Parent is not under any liability or obligation with respect to the return of Inventory in the possession of any customer other than return of Inventory used in noncompliant products.

         3.28 QUESTIONABLE PAYMENTS. Parent has not nor has, to its knowledge, any director, officer or other employee of the Parent: (i) made any payments or provided services or other favors in the United States or any foreign country in order to obtain preferential treatment or consideration by any Government Entity with respect to any aspect of the Parent's business; or (ii) made any political contributions that would not be lawful under the laws of the United States (including the Foreign Corrupt Practices Act) or the foreign country in which such payments were made.

         3.29 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and Parent shall, and shall cause their respective subsidiaries to, carry on their respective businesses, in all material respects, in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact their respective present business organizations, (ii) keep available the services of their respective present officers and employees and
(iii) preserve their respective relationships with customers, suppliers, distributors, licensors, licensees, and others with which each has business dealings. In addition, unless otherwise required by law or contract, Company and Parent will each promptly notify the other of any material event involving its business or operations.

         In addition, except as permitted or expressly contemplated by the terms of this Agreement or as disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, Company and Parent will not, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, do any of the following or permit their respective subsidiaries to do any of the following:

                  (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                  (b) Grant (whether in cash, stock, equity securities, property or otherwise) any severance or termination pay to any executive officer or any person who reports directly to an executive officer except pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new severance plan, except in the ordinary course of business consistent with past practice;

                  (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                  (d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, except repurchases of unvested shares in connection with the termination of the service relationship with any employee or consultant pursuant to the terms of stock option or purchase agreements in effect on the date hereof;

                  (e) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of (i) shares of Company Common Stock or Parent Common Stock, as the case may be, pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock and Parent Common Stock, as the case may be, issuable to participants in the Company ESPP or the Parent ESPP consistent with the respective terms thereof and (y) the granting of stock options in the ordinary course of business consistent with past practice

(and the issuance of Company Common Stock and Parent Common Stock, as the case may be, upon exercise thereof);

                  (f) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries), except as otherwise contemplated by this Agreement;

                  (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or Parent, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances (collectively, an "ACQUISITION"); provided, however, that this clause shall not prohibit an Acquisition or Acquisitions which (i) does not involve the issuance of Company Common Stock, Parent Common Stock or securities exercisable for or convertible into Company Common Stock or Parent Common Stock, (ii) does not involve cash consideration for the stock or assets being purchased in excess of $375 million (either individually or in the aggregate); provided that the limitations set forth in this clause (ii) shall not apply to Parent's previously announced divestiture transaction with Alcatel USA; and (iii) will not delay or adversely affect the ability of Company or Parent, as the case may be, to complete the Merger and fulfull its obligations hereunder; and provided further that the covenant set forth in this Section 4.1(g) shall terminate upon the first to occur of (x) Company's receipt of an Acquisition Proposal or (y) October 31, 2001;

                  (h) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company or Parent, as the case may be, except sales or licenses of product or inventory in the ordinary course of business consistent with past practice;

                  (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or Parent, as the case may be, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

                  (j) Except as disclosed on the Company Disclosure Schedule, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than as required by applicable law or this Agreement, except in connection with (i) regularly scheduled periodic performance reviews and compensation adjustments consistent with past practice or (ii) Acquisitions permitted by the last clause of Subsection (g) of this Section 4.1;

                  (k) Except in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any material contract or agreement to which Company or Parent or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

                  (l) Except as required by GAAP, make any change in accounting methods, principles or practices;

                  (m) Make any Tax election inconsistent with past practice that, individually or in the aggregate, would adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its subsidiaries, taken as a whole, or settle or compromise any material Tax liability, or consent to any extension or waiver of any limitation period with respect to Taxes;

                  (n) Make any Tax election inconsistent with past practice that, individually or in the aggregate, would adversely affect in any material respect the Tax liability or Tax attributes of Parent or any of its subsidiaries, taken as a whole, or settle or compromise any material Tax liability, or consent to any extension or waiver of any limitation period with respect to Taxes; or

                  (o) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (n) above.

         4.2 CONDUCT AFFECTING THE STATUS OF THE REORGANIZATION. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and the Company shall not, and shall not permit any of their respective subsidiaries to, engage in any action that could cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

         4.3 PARENT NAME. Parent and Company shall mutually agree upon the name of the Parent which will become effective immediately following the Merger, and Parent shall submit any such name change for approval of its stockholders at the Parent Stockholders' Meeting; provided that any such agreed upon name change shall be contingent upon completion of the Merger. If Parent and Company do not agree upon a new name, the name of Parent immediately following the Merger shall be changed to the name set forth in Section 4.3 of the Parent Disclosure Schedule.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 JOINT PROXY STATEMENT/PROSPECTUS; S-4; OTHER FILINGS. As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC the Joint Proxy Statement/Prospectus and Parent will prepare and file with the SEC the S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the S-4 or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company and stockholders of Parent, such amendment or supplement.

         5.2 MEETINGS OF COMPANY STOCKHOLDERS AND PARENT STOCKHOLDERS.

                  (a) COMPANY STOCKHOLDERS' MEETING.

                           (i) Promptly after the date hereof, Company will take
all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law and Company's Certificate of Incorporation and Bylaws) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement and the Merger. Subject to Section 5.2(a)(iii), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or the DGCL to obtain such approvals ("COMPANY STOCKHOLDER VOTE"). Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(a)(iii), that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and Bylaws, the rules of the NYSE and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Prospectus/Proxy Statement is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Joint Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting.

                           (ii) Subject to Section 5.4: (A) the Board of
Directors of Company shall recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (B) the Joint Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (C) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

                           (iii) Nothing in this Agreement shall prevent the
Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger, ceasing to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, or from endorsing or recommending to its stockholders a Superior Offer (as defined below) if (A) a Superior Offer is made to Company and is not withdrawn, (B) Company shall have not violated any of the restrictions set forth in Section 5.4, (C) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify its recommendation, ceasing to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, would result in a reasonable likelihood that the Board of Directors of Company would not fulfill its fiduciary duties to the Company's stockholders under Delaware Law and (D) the Company provides Parent with two (2) business days prior written notice of its intent to approve, endorse or recommend any Superior Offer, such notice to include the material terms and conditions of such Superior Offer and the identity of the person or group making any such Superior Offer. For purposes of this Agreement "SUPERIOR OFFER" shall mean an unsolicited, bona fide offer made by a third party to consummate any of the following transactions: (x) a sale or other disposition by Company of all or substantially all of its assets or (y) the acquisition by any person or group (including by way of a merger, tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of Company Common Stock, on terms that the Board of Directors of Company determines, in good faith, after consultation with the Company Financial Advisor, to be more favorable to Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely in the reasonable judgment of Company's Board of Directors after consultation with the Company Financial Advisor to be obtained by such third party on a timely basis.

                  (b) PARENT STOCKHOLDERS' MEETING.

                           (i) Promptly after the date hereof, Parent will take
all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law and Parent's Certificate of Incorporation and Bylaws) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement, the Merger, the change of Parent's name and the issuance of shares of Parent Common Stock as pursuant to the Merger (collectively, the "PARENT STOCKHOLDER PROPOSALS"). Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Parent Stockholder Proposals and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approval ("PARENT STOCKHOLDER VOTE"). Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Prospectus/Proxy Statement is provided to Parent's stockholders in advance of a vote on the Parent Stockholder Proposals or, if as of the time for which Parent Stockholders' Meeting is originally scheduled (as set forth in the Joint Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders' Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements.

                           (ii) The Board of Directors of Parent shall recommend
that Parent's stockholders vote in favor of and adopt and approve the Parent Stockholder Proposals at the Parent Stockholders' Meeting; (B) the Joint Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of and adopt and approve the Parent Stockholder Proposals at the Parent Stockholders' Meeting; and (C) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent's stockholders vote in favor of and adopt and approve the Parent Stockholder Proposals.

         5.3 NON-DISCLOSURE; ACCESS TO INFORMATION.

                  (a) The parties acknowledge that Company and Parent have previously executed a Mutual Non-Disclosure Agreement, dated as of June 12, 2001 (the "NON-DISCLOSURE AGREEMENT"), which Non-Disclosure Agreement will continue in full force and effect in accordance with its terms.

                  (b) ACCESS TO INFORMATION.

                           (i) COMPANY. Company will afford Parent and its
accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent and its agents and representatives shall have access during normal business hours to the Company's facilities for the purpose of performing such environmental testing and investigations (including, without limitation, sampling of subsurface soils and groundwater) that Parent, in its sole discretion, deems necessary (such testing and investigation, whenever performed, referred to as an "ENVIRONMENTAL REVIEW") at any time prior to the Closing; provided, however, that Parent shall not unreasonably interfere with the operations of the Company during the performance of the Environmental Reviews.

                           (ii) PARENT. Parent will afford Company and its
accountants, counsel and other representatives reasonable access upon reasonable notice during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request.

Company and its agents and representatives shall have access during normal business hours to the Parent's facilities for the purpose of performing Environmental Reviews at any time prior to the Closing; provided, however, that Company shall not unreasonably interfere with the operations of the Parent during the performance of the Environmental Reviews.

                           (iii) No information or knowledge obtained by Parent
or Company in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.4 NO SOLICITATION.

                  (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or knowingly permit any of their respective officers, directors, or affiliates or any investment banker, attorney or auditor retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or knowingly induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to
Section 5.2(a)(iii), approve, endorse or recommend any Acquisition Proposal or
(iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement by the required Company Stockholder Vote, this Agreement shall not prohibit Company from (A) furnishing nonpublic information regarding Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions or negotiations with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) Company and its subsidiaries shall not have violated any of the restrictions set forth in this
Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action will result in a reasonable likelihood that the Company's Board of Directors will not fulfill its fiduciary obligations to the Company's stockholders under Delaware Law, (3) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent two (2) business days prior written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Company that is no more favorable to such person or group than the Non-Disclosure Agreement is to Parent (provided that any such confidentiality agreement need not contain restrictions of the nature set forth in Section 7 thereof), and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent) or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or other applicable law with regard to an Acquisition Proposal, PROVIDED, HOWEVER, that unless the conditions set forth in clauses (A) through (C) of the first sentence of Section 5.2(a)(iii) are satisfied, the Company's Board of Directors may not withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, any of its recommendations in connection with this Agreement and the Merger, or approve, endorse or recommend, any Acquisition Proposal. The Company also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its Subsidiaries. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any officer, director or affiliate of Company or any of its subsidiaries or any investment banker, attorney or auditor of Company or any of its subsidiaries that results in a Superior Offer shall be deemed to be a breach of this Section 5.4 by Company. In addition to the foregoing, Company shall provide Parent with at least two (2) business days prior notice of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer.

                  For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Company; or (C) any liquidation or dissolution of Company.

                  (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable, and in any event within two (2) business days, shall advise Parent in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

         5.5 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger and this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange, the NYSE (in the case of Company) or Nasdaq (in the case of Parent).

         5.6 REASONABLE EFFORTS; NOTIFICATION.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

                  (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) could not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) could not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use all commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby or necessary to enable the Surviving Corporation to conduct and operate the business of Company and its subsidiaries substantially as presently conducted.

         5.8 STOCK OPTIONS, COMPANY ESPP AND BENEFIT PLANS.

                  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock under Company's Stock Option Plans, whether or not exercisable and whether or not vested, shall by virtue of the Merger and without any further action on the part of Company or the holder thereof, be assumed by Parent, all outstanding options under the Company Stock Option Plans (each a "COMPANY STOCK OPTION" and collectively the "COMPANY STOCK OPTIONS"), whether or not exercisable and whether or not vested, shall, and without any further action on the part of the Company or the holder thereof, be assumed by Parent, in such manner (with respect to all such option assumptions) that Parent
(i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424(a) of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be a transaction within Section 424 of the Code. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (1) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for the number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

                  (b) It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

                  (c) Company shall take actions as are necessary to cause the "Purchase Date" (as such term is used in the Company ESPP) applicable to the then current Offering (as such term is used in the Company ESPP) to be the last trading day on which the Company Common Stock is traded on the NYSE immediately prior to the Effective Time (the "FINAL COMPANY PURCHASE DATE"); provided, that such change in the Purchase Date shall be conditioned upon the consummation of the Merger. On the Final Company Purchase Date, Company shall apply the funds credited as of such date under the Company ESPP within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Any such shares purchased under the Company ESPP shall be automatically converted on the same basis as all other shares of Company Common Stock (other than shares canceled pursuant to Section 1.6(b)), except that such shares shall be converted automatically into shares of Parent Common Stock without the issuance of certificates representing issued and outstanding shares of Company Common Stock to the Company ESPP participants.

                  (d) Notwithstanding anything to the contrary contained herein, Company shall not incur any obligations under the Company ESPP after the Final Company Purchase Date and the Company shall take any steps necessary to terminate the Company ESPP on the Final Company Purchase Date immediately after effecting the transactions described in Section 5.8(c).

         5.9 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as to which Form S-8 is available within ten (10) business days following the Effective Time and to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

         5.10 INDEMNIFICATION.

                  (a) Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its present and former directors, officers, employees and agents in effect immediately prior to the Effective Time (the "INDEMNIFIED Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

                  (b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that such policy shall during such period cover only acts of Company's directors and officers occurring at or prior to the Effective Time and not thereafter). Parent may substitute therefor policies of substantially similar coverage containing terms and conditions that are not less advantageous, in all material respects to the Indemnified Parties; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by Company for such coverage (or, alternatively, shall obtain such coverage as is available for 125% of such annual premium).

                  (c) The provisions of this Section 5.10 are intended to be in addition to the rights otherwise available to the Indemnified Parties by law, charter, statute, bylaw, resolution of the Board of Directors of Company or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                  5.11 NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

                  5.12 COMPANY AFFILIATE RESTRICTIONS. Set forth in the Company Disclosure Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgement, affiliates of Company (each a "COMPANY AFFILIATE"), as such term is defined in paragraphs (c) and (d) of Rule 145 promulgated by the Securities Act. Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing and validating such list. Parent will be entitled to place appropriate legends referring to SEC Rule 145 on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the provisions of Rule 145.

                  5.13 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties in the exercise of reasonable business judgment and with the advice of counsel. Company and Parent each shall (a) cooperate and coordinate with one another in the making of such Filings, (b) promptly supply the other with any information which may be required in order to effectuate such filings and (c) promptly supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

                  5.14 COMPANY REPRESENTATIVES ON PARENT BOARD OF DIRECTORS. At the Effective Time, the Board of Directors of Parent shall amend its bylaws to increase the size of its Board of Directors from seven (7) to ten (10) persons and shall appoint three (3) representatives of Company (the "COMPANY DIRECTORS") to fill such vacancies. Each Company Director who is not an employee of Parent or one of its subsidiaries shall be entitled to participate in the compensation and benefits plans to the same extent as other nonemployee directors of Parent and shall become a party to an indemnification agreement with Parent that is substantially similar to the indemnification agreements between Parent and its nonemployee directors who were not formerly directors of the Company. Parent shall nominate the Company Directors for election as members of the Parent's Board of Directors at Parent's 2002, 2003 and 2004 annual meetings of stockholders, provided that the Company Directors are willing to be so nominated and, in the case of Company directors standing for re-election, shall have average board meeting attendance for the prior year at least equal to the average meeting attendance for the prior year of all Parent's other directors as a group.

         5.15 RIGHTS AGREEMENTS.

                  (a) The Board of Directors of Parent shall take all action to the extent necessary (including amending the Parent Rights Agreement) in order to render the Parent Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of Parent shall not, without the prior written consent of Company, (i) amend the Parent Rights Agreement or (ii) take any action with respect to, or make any determination under, the Parent Rights Agreement, including a redemption of the Parent Rights, in each case in order to facilitate any Acquisition Proposal with respect to Parent.

                  (b) The Board of Directors of Company shall take all action to the extent necessary (including amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of Company shall not, without the prior written consent of Parent (except with respect to a Superior Offer), (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Acquisition Proposal with respect to Company.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVALS. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company. Each of the Parent Stockholder Proposals shall have been duly approved, by the requisite vote under applicable law and the rules of NASDAQ, and by the stockholders of Parent.

                  (b) S-4 EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy
Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

                  (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained without any requirement that would violate the provisions of the last sentence of Section 5.6(a) hereof.

                  (d) TAX OPINIONS. Parent and Company shall each have received written opinions from their respective tax counsel in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

                  (e) NASDAQ LISTING. The shares of Parent Common Stock issuable to stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) for such inaccuracies as in the aggregate, would not constitute a Material Adverse Effect on Parent and Merger Sub and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been so true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

                  (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

                  (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

         6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) for such inaccuracies as in the aggregate would not constitute a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded) and (B) those representations and warranties which address matters only as of a particular date (which representations shall have been so true and correct as of such particular date). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

                  (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

                  (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of the Company.

                  (d) CONSENTS. Company shall have obtained all consents, waivers and approvals contemplated by this Agreement or the Company Disclosure
Schedule in connection with the material agreements, contracts, licenses or leases of Company or its subsidiaries.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company or Parent, respectively:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

                  (b) by either Company or Parent if the Merger shall not have been consummated by December 31, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                  (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                  (d) by either Company or Parent if: (i) the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting or at any adjournment thereof or (ii) the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting or at any adjournment thereof; PROVIDED that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure to receive such requisite stockholder vote and such action or failure to act constitutes a breach of this Agreement;

                  (e) by Company concurrently with the execution by Company of a definitive agreement relating to an Acquisition Transaction;

                  (f) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that Company may not terminate this Agreement under this Section 7.1(f) until 30 days after delivery of written notice from Company to Parent of such breach, provided Parent promptly commences to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured during such 30 day period);

                  (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that Parent may not terminate this Agreement under this Section 7.1(g) until 30 days after delivery of written notice from Parent to Company of such breach, provided Company promptly commences to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by Company is cured during such 30 day period); or

                  (h) by Parent if a Triggering Event (as defined below) shall have occurred.

         For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) Company shall have materially breached Section 5.4; (v) Company shall have entered into a definitive agreement for an Acquisition Transaction; (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer, or (vii) the Board of Directors of Company resolves to take any of the actions described under clauses (i), (iii) and (v) above.

         7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Non-disclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3 FEES AND EXPENSES.

                  (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to (i) the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing of any notices required to be filed for HSR Approval or comparable filing requirements with other Governmental Entities, in proportion to the relative ownership levels of Parent Common Stock upon Closing by the stockholders of Company and Parent.

                  (b) COMPANY PAYMENTS.

                           (i) In the event that Company shall terminate this
Agreement pursuant to Section 7.1(e), Company shall, promptly but in no event more than two (2) business days after such termination, pay Parent a termination fee (the "TERMINATION FEE") of $30,000,000.00. In the event that, within fifteen
(15) months after such termination by the Company, the Company consummates the Acquisition Transaction which gave rise to the Company's right to terminate this Agreement pursuant to Section 7.1(e) or consummates any other Acquisition Transaction, Company shall, promptly but in no event more than two (2) business days after such consummation, pay Parent a consummation fee (the "CONSUMMATION FEE") of $120,000,000.00.

                           (ii) In the event that Parent shall terminate this
Agreement pursuant to Section 7.1(h) and within fifteen (15) months after such termination by Parent, the Company consummates an Acquisition Transaction, Company shall, promptly but in no event more than two (2) business days after such consummation, pay Parent an amount equal to the sum of the Termination Fee and the Consummation Fee.

                           (iii) For purposes of Sections 7.3(i) and 7.3(ii)
hereof, the 15% threshold referenced in clause (A) of the definition of "Acquisition Transaction" shall be increased to a threshold of 50% or more of the total outstanding voting securities of the Company and the 85% threshold referenced in said clause (A) shall be reduced to a threshold of less than 50% of the equity interests in the surviving or resulting entity.

                  (c) PAYMENTS IN THE EVENT OF STOCKHOLDER VOTE NOT RECEIVED.

                           (i) Company shall pay Parent a cash termination fee
of $3.0 million (the "EXPENSE FEE") in the event this Agreement is terminated pursuant to Section 7.1(d)(i) as a result of the failure to receive the Company Stockholder Vote if the Parent Stockholder vote has been obtained. The Expense Fee will, to the extent paid by the Company or on its behalf, be credited against the Termination Fee, if any, payable under Section 7.3(b).

                           (ii) Parent shall pay Company the Expense Fee in the
event this Agreement is terminated pursuant to Section 7.1(d)(ii) as a result of the failure to receive the Parent Stockholder Vote if (A) the Company Stockholder Vote has been obtained and (B) this Agreement is not terminable by Parent pursuant to Section 7.1(h).

                  (d) The Expense Fee shall be paid no later than two (2) business days after the date the obligation arises pursuant to clauses (i) or
(ii) of Section 7.3(c).

                  (e) Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the amounts set forth in this Section 7.3, such party shall pay to the other party its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3 at the prime rate of Bank of America N.A. in effect on the date such payment was required to be made. All fees payable pursuant to this Section
7.3 shall be paid by wire transfer of immediately available funds to an account designated by the party to whom such fees are payable.

                  (f) Payment of the fees and expenses described in Sections 7.3(b) and 7.3(c) shall be in lieu of damages incurred in the event of breach of this Agreement.

         7.4 Amendment. Subject to applicable law and the requirements of NYSE and Nasdaq, the parties may amend this Agreement hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VII
                               GENERAL PROVISIONS

         8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

         8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

         (a) if to Parent or Merger Sub, to:

             Sanmina Corporation
             2700 North First Street
             San Jose, CA  95134
             Attn:  Rick Ackel, Chief Financial Officer
             Facsimile:

             with a copy to:

             Wilson Sonsini Goodrich & Rosati
             Professional Corporation
             650 Page Mill Road
             Palo Alto, California 94304-1050
             Attention:
             Facsimile:     (650) 493-6811

         (b) if to Company, to:

             SCI Systems, Inc.
             2101 West Clinton Avenue
             P.O. Box 1000
             Huntsville, AL  35807
             Attention:  Michael M. Sullivan, General Counsel
             Facsimile:  (256) 882-4466
             with a copy to:

             Powell, Goldstein, Frazer & Murphy LLP
             16th Floor, 191 Peachtree Streeet, N.W.
             Atlanta, Georgia 30303
             Attention:  James J. McAlpin, Jr. Esq.
             Facsimile:  (404) 572-6999


         8.3 Interpretation; Knowledge.

                  (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation" except when preceded by a negative predicate. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

                  (b) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, or results of operations or prospects of such entity and its parent (if applicable) and subsidiaries taken as a whole (provided, however, that none of the following shall be deemed, in and of itself, to be a Material Adverse Effect: (A) a change that primarily results from conditions generally affecting the United States economy or the world economy; (B) a change that primarily results from conditions generally affecting the electronics manufacturing services industry; (C) a change that results from the effect of change of control provisions in contracts and agreements between the Company and its principal customers or suppliers; or (D) a change that results from the announcement and the pendency of this Agreement and the transactions contemplated hereby or (E) a change that results directly from action taken by a party in connection with fulfilling its obligations hereunder. For purposes of this condition, changes in the trading price of the Parent Common Stock, as reported by Nasdaq, or the Company Common Stock, as reported by the NYSE, shall not alone constitute a Material Adverse Effect, whether occurring at any time or from time to time.

                  (c) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

                  (d) For purposes of this Agreement, term "KNOWLEDGE" when used in connection with the Company's knowledge shall refer to the actual knowledge of the Chief Executive Officer,

President, Chief Financial Officer and General Counsel of Company and when used in connection with the Parent's knowledge shall mean the actual knowledge of the Chief Executive Officer, President and Chief Financial Officer of Parent.

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Non-Disclosure Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as expressly and specifically provided herein.

         8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                       SANMINA CORPORATION



                                       By:
                                           -------------------------------------
                                            Name:
                                            Title:



                                       SUN ACQUISITION SUBSIDIARY, INC.



                                       By:
                                           -------------------------------------
                                            Name:
                                            Title:



                                       SCI SYSTEMS, INC.



                                       By:
                                           -------------------------------------
                                            Name:
                                            Title:








                  **** AGREEMENT AND PLAN OF REORGANIZATION****